Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	Angela Aman, Chief Financial Officer
(630) 586-6533
angela.aman@rpai.com

RETAIL PROPERTIES OF AMERICA, INC. RECOMMENDS

REJECTION OF MINI-TENDER OFFER BY CMG PARTNERS

Oak Brook, IL – July 27, 2012 – Retail Properties of America, Inc. (NYSE:RPAI) has been notified of an unsolicited mini-tender offer by CMG Partners (“CMG”) dated July 9, 2012, to purchase up to 300,000 shares of each class of RPAI shares for the following prices, less the amount of any distributions paid on or after July 9, 2012:

Class A shares of common stock	$8.00/share
Class B-1 shares of common stock	$7.50/share
Class B-2 shares of common stock	$7.00/share
Class B-3 shares of common stock	$6.50/share

CMG’s offer price for the Class A shares of common stock represents a discount of approximately 17%  to the $9.67 closing price of the Class A common stock on July 6, 2012, the trading day prior to the commencement of CMG’s mini-tender offer.  As RPAI paid a second quarter distribution of $0.165625 per share on all classes of outstanding shares on July 10, 2012, according to CMG’s offer, this amount will be deducted from  sales proceeds.

RPAI Class A shares of common stock were listed on the NYSE on April 5, 2012.  The terms of the Class B-1 common stock, Class B-2 common stock and Class B-3 common stock are identical in all respects to the Class A common stock, except that these three classes of Class B common stock are not listed on a national securities exchange; however, these shares will automatically convert to Class A common stock and be traded on the NYSE in accordance with the following schedule:

•                  the Class B-1 common stock will automatically convert into Class A common stock on October 5, 2012;

•                  the Class B-2 common stock will automatically convert into Class A common stock on April 5, 2013; and

•                  the Class B-3 common stock will automatically convert into Class A common stock on October 5, 2013.

Retail Properties of America, Inc.

T: 855.646.7724
www.rpai.com	2901 Butterfield Road
Oak Brook, IL 60523

CMG and its offer are not affiliated with RPAI.  RPAI’s Board of Directors has unanimously determined that the offer is not in the best interests of the stockholders.  Although each stockholder has his or her individual liquidity needs and must evaluate the offer accordingly, the Board of Directors does not recommend or endorse CMG’s mini-tender offer and suggests that stockholders reject the offer and not tender their shares pursuant to the offer.  RPAI strongly recommends investors obtain current market quotes for their shares of common stock, carefully review the conditions of the offer, consult with their broker or financial advisor and exercise caution with respect to CMG’s offer.

Mini-tender offers are third-party offers to purchase less than 5% of a company’s outstanding shares, thereby avoiding the filing, disclosure and procedural requirements adopted by the Securities and Exchange Commission (“SEC”) for the protection of investors. The SEC has cautioned investors about these offers, noting that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s Investor Tips regarding mini-tender offers may be found on the SEC’s website at http://www.sec.gov/investor/pubs/minitend.htm.

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About RPAI

Retail Properties of America, Inc. (NYSE: RPAI) is a fully integrated, self-administered and self-managed real estate investment trust that owns and operates high quality, strategically located shopping centers across 35 states. The company is one of the largest owners and operators of shopping centers in the United States. Additional information about the company is available at http://www.rpai.com.